Exhibit 99.7

CONSENT OF PERSON NAMED AS ABOUT TO BECOME DIRECTOR

Diversa Corporation

4955 Directors Place

San Diego, CA 92121

The undersigned hereby consents to being named in the Joint Proxy Statement/Prospectus forming a part of this Registration Statement on Form S-4 as a person to become a director of Diversa Corporation upon consummation of the merger described therein.

/S/ JOSHUA RUCH
Name: Joshua Ruch

Date: March 16, 2007